Exhibit 99.1

ZAP Quarterly Revenues Up 376% over 2nd Quarter of Fiscal 2005 with Demand for Micro-Cars and Electric Vehicles

First Six Months of 2006 Surpass Total Annual Revenues for 2005

SANTA ROSA, California (August 15, 2006) - ZAP [NYSE Arca:ZP], a company on the forefront of energy-efficient transportation with new technologies including electric and ethanol-fueled cars, posted a consecutive quarterly increase in revenues for the second quarter ended June 30, 2006. ZAP believes the increase in second quarter revenue can be attributed to rising gas prices and increasing demand for fuel-efficient micro-cars.

The first six months of 2006 have surpassed revenues for all of 2005 and this is the second straight quarter showing revenue gains. ZAP reported revenues of $7.3 million for the first six months of 2006, an increase of $5.2 million or 247 percent over revenues of $2.1 for the same period a year ago. Second quarter revenues for the three months ended June 30, 2006 were $4.4 million compared to $923,000, an increase of $3.4 million or 376 percent for the same period a year ago.

"The increase in revenues indicates that our aggressive business plan to create an independent dealer network for advanced technology vehicles is beginning to show results," said ZAP CEO Steve Schneider. "ZAP has delivered over 270 Smart Cars during this period while successfully expanding our automotive portal with the first production, all-electric XEBRA micro-car. Just as exciting, interest for our personal transportation, off-road vehicles and other consumer products is growing. Everything electric is really taking off."

Net loss for the quarter ended June 30, 2006 was $2.8 million as compared to a net loss of $1.9 million for the period ended June 30, 2005. Net loss for the six months ended June 30, 2006 was $5.5 million as compared to a net loss of $3.4 million for the same period in 2005.

"At a time of increasing gas prices, ZAP appears to have laid a foundation to be uniquely positioned in the marketplace," added Schneider. "Although many distributors have discussed that someday in the future a Chinese car manufacturer would supply vehicles for the US market, ZAP has accomplished this feat in 2006 and our dealers are beginning to benefit from this investment."

Schneider noted that its XEBRA, ZAP's new city-speed electric vehicle, is now in production in China for the US market. ZAP also accepted delivery of a pre-prototype ethanol based vehicle from Brazil. This micro-car specially designed for the US market would be able to run on unleaded gasoline or ethanol and has been received with positive interest from dealers, consumers and the industry press at the various trade shows ZAP has attended. ZAP has an exclusive contract with the manufacturer, OBVIO ! Automotoveiculos S.A. of Rio de Janeiro, for distribution in North America in 2008.

About ZAP

ZAP stands for Zero Air Pollution. Its mission is to be the leading distribution portal of socially responsible and environmentally sustainable, advanced technology vehicles. ZAP is a pioneer at the forefront of electric and other fuel efficient transportation and believes that helping our stakeholders act responsibly, both with regards to our environment and the oil crisis, can go hand-in-hand with generating appropriate returns on our investments. The Smart Car Americanized by ZAP currently complies with regulatory requirements in all states except California and four other states. ZAP is not affiliated with, or authorized by, smart gmbh, the manufacturer of Smart automobiles, or the smartUSA division of Mercedes-Benz LLC, the exclusive authorized U.S. importer and distributor of those vehicles. For more information, visit http://www.zapworld.com.

Forward Looking Statements

Statements in this press release that relate to future plans or projected results of ZAP are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. ZAP's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the continued acceptance of ZAP's products, increased levels of competition, new products and technological changes, ZAP's dependence on third-party suppliers, intellectual property rights, and the realization of any of the other risks described in ZAP's Annual Report on Form 10-KSB, or in any of ZAP's other filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to put undue reliance on forward looking statements.

Contacts:

Alex Campbell, Director of Communications
(707) 525-8658 x 241, acampbell@zapworld.com